EXHIBIT 12

McDonnell Douglas Finance Corporation and Subsidiaries
Computation of Ratio of Income to Fixed Charges

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

                                                                                   Three months ended March 31,
Dollars in millions)                                                              1997              1996
----------------------------------------------------------------------------------------------------------------
Income:
  Income before provision for income taxes                                     $      19.9        $      21.5
  Fixed charges                                                                       34.0               27.8
                                                                           -------------------------------------
  Income before provision for income taxes and fixed charges                   $      53.9        $      49.3
                                                                           =====================================

Fixed charges:
  Interest expense                                                             $      33.2        $      26.9
  Preferred stock dividends                                                            0.8                0.9
                                                                           -------------------------------------
                                                                               $      34.0        $      27.8
                                                                           =====================================

Ratio of income before provision for income taxes and fixed
  charges to fixed charges                                                             1.59               1.77
                                                                           =====================================
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